                                                                  EXHIBIT 10.87



                         PETROLEUM CONCESSION AGREEMENT


                                    BETWEEN


                           THE PRESIDENT OF PAKISTAN



                                      AND



                           UNION TEXAS PAKISTAN, INC.

                               TABLE OF CONTENTS

                                                                                                Page
Article    I              -       Definitions                                                     1

Article   II              -       Rights and Liabilities                                          4

Article  III              -       Work Obligations and Surrender of Licence                       5

Article IV                -       Optional Additional Working Interest                            7

Article V                 -       Mining Leases                                                   8

Article  VI               -       Assignment, Surrender of Areas,
                                  and Termination of Agreement                                    9

Article  VII              -       Wellhead Value                                                 11

Article  VIII             -       Natural Gas                                                    13

Article  IX               -       Right of Export of Petroleum                                   14

Article  X                -       Disposal of Petroleum                                          16

Article  XI               -       Foreign Exchange                                               16

Article  XII              -       Imports and Exports                                            17

Article  XIII             -       Taxation                                                       22

Article  XIV              -       Force Majeure                                                  23

Article  XV               -       Management and Operations                                      24

Article  XVI              -       Contributions to Joint Operation                               25

Article  XVII             -       Arbitration                                                    25

Article  XVIII            -       Refinery                                                       26

Article  XIX              -       Other Minerals                                                 26

Article XX                -       Audit                                                          27

Article XXI               -       Production Bonuses                                             27

Article XXII              -       Insurance                                                      28

Article XXIII             -       Miscellaneous                                                  28

Annexure   I              -       Map of the Subject Area

Annexure   I-A            -       Description of the Subject Area

Annexure   II             -       Form of Licence

Annexure   III            -       Form of Operating Agreement

Annexure   IV             -       Form of Lease

Annexure   V              -       Concessionary Imports


                         PETROLEUM CONCESSION AGREEMENT


        THIS AGREEMENT, made and entered into between the PRESIDENT OF PAKISTAN (which term shall include his successors and assigns) of the one part, hereinafter referred to as the "PRESIDENT", and UNION TEXAS PAKISTAN, INC. (which term shall include its successors and assigns), a Delaware corporation, of the second part, hereinafter referred to as "UNION TEXAS",

        WITNESSETH:

        WHEREAS, the PRESIDENT is desirous that exploration be undertaken for the discovery and production of Petroleum in Pakistan; and

        WHEREAS, UNION TEXAS is experienced in the business of exploring for, developing and producing Petroleum and is interested in undertaking the exploration, development and production of Petroleum in Pakistan as a business venture; and

        WHEREAS, the PRESIDENT is willing to grant UNION TEXAS certain Petroleum concessions and other rights in and to the Subject Area hereinafter described and desires to participate in such concession and other rights as a Working Interest Owner, as hereinafter more particularly set forth;

        NOW, THEREFORE, the PRESIDENT and UNION TEXAS do hereby agree as follows:

                            ARTICLE I - DEFINITIONS

        Whenever used in this Agreement, the following terms shall have the following meanings:

        1.1 "Accounting Procedure" shall mean Exhibit A to the Operating Agreement.

        1.2 "Act" shall mean the Regulation of Mines and Oil-fields and Mineral Development (Government Control) Act, 1948, as amended and in effect on the date of execution of this Agreement.

        1.3 "Affiliate" shall mean a company controlling or controlled by a party to this Agreement. The term "control", as used in this Article 1.3, shall mean the right to exercise, directly or indirectly, more than 50% of the voting rights in the company controlled at its general meeting.

        1.4 "Annexure" shall mean one of the Annexures annexed to this Agreement, all of which are made a part hereof.

        1.5     "Article" shall mean an article of this Agreement.

        1.6 "Barrel" shall mean a quantity of Crude Oil equivalent in volume to forty-two (42) United States Gallons adjusted to sixty degrees Fahrenheit
(60) after correction for basic sediment and water (BS&W).

        1.7 "Calendar Quarter" means a period of three (3) consecutive months, according to the Gregorian Calendar, which begins with January 1, April 1, July 1 or October 1.

        1.8 "Calendar Year" shall mean the period from January 1 to December 31, both inclusive, according to the Gregorian Calendar. The tax year of Working Interest Owners shall be the period from July 1 to June 30, both inclusive, according to the Gregorian Calendar.

        1.9 "Commercial Discovery" shall mean the discovery of a Petroleum field by two or more wells, which field in the opinion of the Operator with the concurrence of the PRESIDENT (which concurrence shall not be unreasonably withheld) would justify, particularly by its quality, quantity, gravity and place and depth where found, its development, and would assure a continuous Commercial Production.

        1.10 "Commercial Discovery Notice Date" shall mean the date when the Operator formally notifies the Director of Petroleum Concessions that a Commercial Discovery has been made.

        1.11 "Commercial Production" shall mean the production of Petroleum of a quantity and quality which Operator reasonably estimates with the concurrence of the PRESIDENT (which concurrence shall not be unreasonably withheld) to be sufficient, over the life of the field, for the recovery of all Expenditures directly attributable to the discovery and development of the field and the earning of a reasonable profit.

        1.12 "Concession Year" shall mean the period commencing with the Effective Date of this Agreement or anniversary thereof and terminating with the preceding day of the next Calendar Year.

        1.13 "Date of Commercial Production" shall mean the date of first sale of Crude Oil or Natural Gas from a Commercial Discovery.

        1.14 "Director of Petroleum Concessions" shall mean the person from time to time holding the office so styled under the Act or, in the absence of such office, any person so designated by the PRESIDENT.

        1.15 "Effective Date of this Agreement" shall mean the date when this Agreement as well as the Licence have been executed.

        1.16 "Expenditure", for purposes other than assessment to Income Tax, shall mean expenditure incurred in connection with or incidental to the conduct of Joint Operations whether chargeable to capital or revenue account including operating cost whether or not with respect to producing wells and other assets or prepayments acquired for subsequent use in the operations. Such Expenditures are more particularly classified and identified as set forth in the Accounting Procedure set forth in Annexure III, Exhibit A.

        1.17 "Initial Period" shall mean the period between the Effective Date of the Agreement and the Date of Commercial Discovery.

        1.18 "Joint Operations" shall mean all Petroleum exploration, prospecting, developing and producing activities conducted by working Interest Owners under and pursuant to this Agreement and the Operating Agreement. It includes any gas-oil separation, pressure maintenance pipeline and other transportation, Crude Oil storage or other activity necessary to facilitate the production of Petroleum. It does not include the construction or operation of any liquefied Natural Gas plant, Natural Gas products plant or Crude Oil refinery.

        1.19 "Lease" shall mean an oil mining lease in the form described in Annexure IV covering one or more parts of the Subject Area.

        1.20 "Licence" shall mean an oil exploration and prospecting licence in the form of Annexure II covering the original Subject Area in its entirety.

        1.21 "Operating Agreement" shall mean an agreement in the form of Annexure III.

        1.22 "Operator" shall mean the person so designated from time to time pursuant to the Operating Agreement, which person shall initially be UNION TEXAS.

        1.23 "Petroleum", "Crude Oil", "Natural Gas", and "Casinghead Petroleum Spirit" shall have the respective meanings stated in the Rules.

        1.24 "Proportionate Share" shall mean the proportion, expressed in terms of per cent, that a Working Interest Owner's Working Interest bears to the aggregate of all Working Interests.

        1.25 "Rules" shall mean the Pakistan Petroleum (Production) Rules, 1949, including all Schedules, as amended and in effect on the date of execution of this Agreement.

        1.26 "Subject Area" shall mean the area outlined on the map contained in Annexure I and more particularly described in Annexure I-A, as reduced from time to time by Surrenders pursuant to this Agreement.

        1.27 "Surrender" shall mean the termination of rights with respect to all or a specified part of the Subject Area as a result of relinquishment by the Private Working Interest Owners as provided in this Agreement.

        1.28 "Working Interest" shall mean all or any undivided interest in the entirety of the Petroleum concession and other rights granted and obligations and liabilities imposed by this Agreement, the Licence and any Lease granted pursuant to this Agreement, including the enjoyment of the exclusive right to explore for, prospect for, develop, produce, own, sell and otherwise dispose of Petroleum from all or part of the Subject Area and which interest is chargeable with and currently obligated to bear and pay its proportionate part of all costs and expenditures (including royalties on production and rental) incurred by Working Interest Owners in exploring and prospecting for, drilling, developing, producing, selling and otherwise disposing of Petroleum from all or part of the Subject Area.

        1.29 "Working Interest Owner" shall mean a person owning a Working Interest. "Private Working Interest Owner" shall mean a working Interest Owner other than the PRESIDENT.

                      ARTICLE II - RIGHTS AND LIABILITIES

        2.1 The PRESIDENT hereby grants to UNION TEXAS, subject to the provisions of this Agreement, the Petroleum concession and other rights more particularly described in this Agreement, including but not limited to the right of being granted the Annexed Licence and Leases and of conducting or causing to be conducted Petroleum exploration, prospecting, development and production operations hereunder including the transportation (whether by pipeline or otherwise), storage, terminaling and marketing of Petroleum.

        2.2 Without limiting the generality of Article 2.1, the PRESIDENT hereby agrees to grant UNION TEXAS, promptly upon the execution of this Agreement, the Licence covering the entire original Subject Area.

        2.3 Simultaneously with said grant to UNION TEXAS of the Licence the PRESIDENT and UNION TEXAS shall sign the Operating Agreement, the PRESIDENT hereby becoming the owner of a ten per cent (10%) Working Interest and thereby becoming obligated, as from the Effective Date of this Agreement, to bear a ten per cent (10%) Proportionate Share of all Expenditures including without limitation the minimum Expenditure obligations of the Working Interest Owners provided in Article III but excluding any production bonuses to be paid by the Private Working Interest Owners pursuant to Article XXI. The PRESIDENT may pay his Proportionate Share of all Expenditures in rupees.

        2.4 This Agreement contemplates Petroleum operations which will or may require the construction and operation of temporary or permanent exploration, prospecting and production of facilities (including pipelines) both within and without the Subject Area. The PRESIDENT agrees to assist the Operator in the carrying out of all Petroleum operations contemplated hereby including the construction and operation of such facilities and in obtaining for the Operator and its contractors and subcontractors such communication (radio, telex, etc.) or other clearances, permits and authorizations as shall be necessary or convenient in this regard.

        2.5 The PRESIDENT shall upon request use his good offices and assist in acquiring at reasonable cost for the sole account of the Working Interest Owners any surface rights required in carrying out any Petroleum operations contemplated hereby including but not limited to acquisition of land for the construction and operation of a harbor and terminal facilities together with the necessary means of communication and transportation between such facilities and the Subject Area.

        2.6 The rights, duties, and obligations of the PRESIDENT (acting in the capacity of a Working Interest Owner) and those of the Private Working Interest Owners respectively shall be several and not joint or collective and, except as otherwise provided in this Agreement, each such party shall be liable only for its Proportionate Share of all expenditures and liabilities incurred, accrued or assumed in connection with Petroleum operations authorized hereby. Nothing herein contained shall be construed as creating a partnership or joint venture of any kind, an association or a trust or any taxable entity or as imposing upon such parties any partnership duty, obligation or liability.

                      ARTICLE III - WORK OBLIGATIONS AND

                             SURRENDER OF LICENCE

        3.1 Subject to the further provisions of this Article III and the provisions of Article VI, the Working Interest Owners shall spend not less than the following amounts (or their equivalent in other currencies) during the following Concession Years in the following operations under the Licence:

         Concession                                                                Expenditure
            Year                           Proposed Operations                    (U.S. dollars)
            ----                           -------------------                    -------------
         1 and 2          Geological, geophysical and drilling                     $1,500,000*
            3             Geological, geophysical and/or drilling                  $1,500,000
            4             Geological, geophysical and/or drilling                  $1,500,000
            5             Geological, geophysical and/or drilling                  $1,500,000
            6             Geological, geophysical and/or drilling                  $1,500,000
            7             Geological, geophysical and/or drilling                  $1,500,000
            8             Geological, geophysical and/or drilling                  $1,500,000

        3.2 Expenditures, whether direct or indirect and whether incurred in Pakistan or elsewhere, shall qualify for purposes of Article 3.1 if reasonably related to the indicated operations and properly incurred for the Joint Account pursuant to the Accounting Procedure. Expenditures made solely in connection with development operations under a Lease as provided in
Article 5.6 shall not qualify for purposes of Article 3.1.

        3.3 (a) If a well has not been drilled previously, the Working Interest Owners shall hold a meeting prior to the end of the twenty-first month following the Effective Date of this Agreement to consider drilling a well. Ninety (90) days before the end of the second Concession Year the Working Interest Owners shall advise the PRESIDENT by written notice given by the Operator that they will either (i) surrender the Licence effective at the end of the said first two (2) Concession Years, or (ii) immediately begin preparation to commence the drilling of a well prior to the twenty-fourth month following the Effective Date of this Agreement, and continue the Licence beyond the end of the said first two (2) Concession Years.

                (b) In the event the Working Interest Owners have not fulfilled the minimum Expenditure obligation due in the first two (2) Concession Years as provided in Article 3.1, and have notified the PRESIDENT that they will surrender the



*$1,000,000 of the $1,500,000 is firm seismic obligation during first year.

Licence in accordance with (i) above, they shall pay to the PRESIDENT the amount remaining unspent of the minimum Expenditure obligation for the first two (2) Concession Years. If the Working Interest Owners have notified the PRESIDENT that they will continue the Licence beyond the first two (2) Concession Years in accordance with (ii) above, they may carry forward to subsequent Concession Years the said amount remaining unspent.

        3.4 In the event the Working Interest Owners do not fulfill the minimum Expenditure obligation due in the third or any succeeding Concession Year as provided in Article 3.1, the amount remaining unspent shall be carried forward as an obligation to be spent during subsequent Concession Years; provided, that at the end of the eighth (8th) Concession Year or upon the sooner Surrender of the entire Subject Area remaining under the Licence, whichever shall first occur, the Working Interest Owners shall pay to the PRESIDENT the aggregate unspent amount so carried forward from all preceding Concession Years.

        3.5 The Working Interest Owners shall be entitled to carry forward from the first two Concession Years, and thereafter from Concession Year to Concession Year, any cumulative excess Expenditure as provided in Articles 3.3 and 3.4

        3.6 The Working Interest Owners shall (i) commence operations incident to the initial programme of work hereunder within three (3) months after the Effective Date of this Agreement and (ii) commence minimum six (6) months seismic programme within six (6) months after the effective date of this Agreement.

        3.7 Compliance by the Working Interest Owners with the obligations provided in Articles 3.1 through 3.6 shall constitute compliance in full by UNION TEXAS with all work obligations, express or implied, under this Agreement, the Licence, the Act and the Rules with respect to the Subject Area for the full term of the Licence, including without limitation the obligations provided in Rules 19 and 26 but excluding the obligations under any Lease.

        3.8 The Working Interest Owners shall reduce the area subject to the Licence by Surrender from time to time of one or more parts of the Subject Area so that all parts of the Subject Area retained under the Licence (excluding parts covered by any Leases) shall not exceed the following aggregate sizes at the following times:

         At the end of            The aggregate area of the retained parts
         Concession Year          of the Subject Area shall not exceed
         ---------------          ----------------------------------------
                 4                Seventy-five per cent (75%) of the
                                          original Subject Area

                 6                Fifty per cent (50%) of the original
                                          Subject Area



        3.9 The Surrender at any time of all parts of the Subject Area then retained under the Licence shall terminate the Licence and shall excuse performance by UNION TEXAS of any obligation under the Licence or under this Agreement with respect to the Licence which has not theretofore accrued, including without limitation any obligation with respect to the Licence provided in the Act or Rules and any Expenditure or drilling obligation provided in Articles 3.1 through 3.6 which correspond solely to Concession Years subsequent to such Surrender.

               ARTICLE IV - OPTIONAL ADDITIONAL WORKING INTEREST

        4.1 Within thirty (30) days after the first Commercial Discovery Notice Date the Operator shall submit to the PRESIDENT an estimate of the total gross Expenditures which were paid or incurred by the Working Interest Owners from the Effective Date of this Agreement to the Commercial Discovery Notice Date inclusive and charged to the Joint Account provided for in the Operating Agreement. The operator shall update said estimate with a definitive statement of paid total gross Expenditures as soon thereafter as all relevant data are available to the Operator. Said estimated gross Expenditures as modified by said updated statement are hereinafter called the "Pre-Discovery Expenditures". The PRESIDENT shall have the option, exercisable by written notice given to the Operator within thirty (30) days after the receipt of said estimate, to acquire with effect from the first Commercial Discovery Notice Date an additional thirty
per cent (30%) Working Interest.   Should the PRESIDENT exercise such option the
Private Working Interest Owners, shall promptly assign said thirty percent (30%) Working Interest to the PRESIDENT and the PRESIDENT shall reimburse the Private Working Interest Owners in an amount equal to thirty per cent (30%) of the Pre-Discovery Expenditures. The PRESIDENT shall have the option to make such reimbursement by either of the following means, and in said written notice shall indicate which of said means the PRESIDENT shall use:

        (a) By delivery in kind to the Private Working Interest Owners of not less than one-fourth (1/4) of the PRESIDENT's Proportionate Share of Petroleum produced and saved under this Agreement, such deliveries to commence promptly after said first Commercial Discovery Notice Date and to continue until the aggregate value of the Petroleum so delivered equals the sum to be reimbursed; or

        (b) By payment in cash to the Private Working Interest Owners of installments equal to the wellhead value as hereinafter defined in Article VII of one-fourth (1/4) of the PRESIDENT's Proportionate Share of Petroleum produced and saved under this Agreement after said first Commercial Discovery Notice Date, one such installment to be paid thirty (30) days following each Calendar Quarter commencing with the Calendar Quarter during which said first Commercial Discovery Notice Date occurs and continuing until the aggregate payments so made equal the sum to be reimbursed.

        4.2 Petroleum delivered to the Private Working Interest Owners pursuant to Article 4.1(a) shall be free and clear of all costs to the Private Working Interest Owners and the value thereof shall be computed on the basis of wellhead value as defined in Articles 7.1(c)(ii) and 7.2(c) respectively.

        4.3 The reimbursement of Pre-Discovery Expenditures, whether in cash or kind, provided in Article 4.1 shall not be computed as taxable income of the Private Working Interest Owners either for income tax or for capital gains purposes, provided the Private Working Interest Owners reduce their claim of actual total Expenditure by the amount of such reimbursement. Nor shall such reimbursement or the assignment or acquisition of said additional Working Interest be subject to any sales, transfer or other tax.

        4.4 The assignment of Working Interest provided in Article 4.1 shall not be governed by the provisions of Article VI.

        4.5 The Private Working Interest Owners shall be free to export all Petroleum delivered to them by the PRESIDENT pursuant to Article 4.1(a) above.

                           ARTICLE V - MINING LEASES

        5.1 Subject to the due performance of the terms and conditions of this Agreement and upon proper application therefor being filed by the Operator from time to time the PRESIDENT hereby agrees to grant to the Working Interest Owners a Lease corresponding to each Commercial Discovery made within the Subject Area during the term of the Licence.

        5.2 Each such Lease shall be issued as of the corresponding Commercial Discovery Notice Date by undivided interests in the names of, and shall obligate in accordance with their respective Proportionate Shares, all Working Interest Owners hereunder, including the PRESIDENT as a Working Interest Owner.

        5.3 Each such Lease shall cover such part or parts of the Subject Area as the Operator may designate but not to aggregate less than ten (10) square miles nor more than fifty (50) square miles.

        5.4     Each such Lease shall be granted for an initial term of thirty
(30) years, and with the approval of the PRESIDENT for another four (4) renewals of five (5) years each; each such approval shall not be unreasonably withheld if Commercial Production can reasonably be expected to continue into the succeeding renewal period.

        5.5 Before each renewal takes place, the PRESIDENT and the Private Working Interest Owners shall negotiate and revise the Lease in the light of then prevailing circumstances. The revised Lease which shall govern the relationship between the Parties during the renewed period shall be based on the most progressive features of agreements related to similar oil operations in Pakistan and shall include the most advantageous to Pakistan of the terms and conditions of such agreements, taking into account all other relevant facts and conditions.

        5.6 The Working Interest Owners shall commence within the Concession Year next following the granting of each such Lease, and subsequently continue, such development operations under such Lease as are indicated by good oil field practice.

        5.7 The Surrender at any time of any part or parts of the Subject Area then retained which are covered by any Lease shall terminate such Lease and shall excuse performance by the Working Interest Owners of any unaccrued obligation under such Lease and any unaccrued obligation provided in the Act, the Rules or this Agreement with respect to the area covered by such Lease.

        5.8 In the event the PRESIDENT declines to grant a Lease which the Operator has applied for pursuant to Article 5.1, and in the further event that the issue of the obligation of the PRESIDENT to grant such Lease is submitted to arbitration as provided in Article XVII, then no Lease or other Petroleum rights covering the area applied for by the operator shall be granted to any third party until the final decision and award have been made in such arbitration.

                 ARTICLE VI - ASSIGNMENT, SURRENDER OF AREAS,
                         AND TERMINATION OF AGREEMENT

        6.1 No Private Working Interest Owner shall assign, encumber, or otherwise dispose of all or any part of its Working Interest or any right to future production corresponding thereto without the previous consent in writing of the PRESIDENT and all other Working Interest Owners except as hereinafter provided in this Article VI.

        6.2 Provided the proposed assignor gives written notice of the proposed assignment to all Working Interest Owners and further provided the PRESIDENT does not inform the proposed assignor in writing of the PRESIDENT's objection thereto (which objection shall not unreasonably be made) within sixty
(60) days after such notice is given, such consent shall be deemed to have been given.

        6.3 In determining whether to give his consent to any assignment, the PRESIDENT shall take into consideration the nationality of the person to whom assignment is to be made and such person's past experience and ability to fulfill the obligations and responsibilities under this Agreement, the Licence and any Leases granted pursuant to this Agreement. The PRESIDENT may require as a condition to giving such consent that the assignee at his expense, execute a deed of covenant to observe and perform such obligations and responsibilities.

        6.4 In the event the PRESIDENT wishes to assign all or any part of the Working Interest to a third party, the consent of the Private Working interest Owners shall not be unreasonably withheld, taking into consideration such proposed assignee's past experience and ability to fulfill the responsibilities and obligations under this Agreement, the Licence and any Lease. The Private Working Interest may require as a condition of such consent that the assignee, at his expense, execute a deed of covenant to observe and perform such responsibilities and obligations.

        6.5 To the extent of any such assignment, the rights and privileges granted to and the obligations assumed by the assignor under and pursuant to this Agreement shall inure to the benefit of and be binding upon the assignee to the exclusion of the assignor, provided that in the case of an assignment to an Affiliate the assignor shall remain bound by such obligations unless released in writing by all other Working Interest Owners.

        6.6 Any assignment covering less than an entire ten per cent (10%) Working Interest shall not serve to increase the number of management representatives provided for in the Operating Agreement and assignor and assignee shall in such cases agree upon a single management representative to represent their combined Working Interests.

        6.7 If the Private Working Interest Owners shall deem it advisable to Surrender all or any part of the Licence or any Lease at the time when the PRESIDENT owns any Working Interest therein the Private Working Interest Owners shall notify the PRESIDENT in writing of the proposed Surrender. If, within thirty (30) days thereafter, the PRESIDENT notifies the Private Working Interest Owners in writing that the PRESIDENT wishes to acquire the rights and obligations of the Private Working Interest Owners in the Licence or Lease, or part thereof, proposed to be Surrendered, the Private Working Interest Owners shall, to the extent that they legally may, assign all rights and obligations therein to the PRESIDENT in substitution for the Private Working Interest Owners. If no such written notification is given by the PRESIDENT, the Private Working Interest Owners shall be free to Surrender such Licence or Lease, or applicable part thereof, and the PRESIDENT (acting in the PRESIDENT's capacity as a Working Interest Owner) shall join with the Private Working Interest Owners in such Surrender.

        6.8 In the event a Surrender effected under Article 6.7 covers the entire remaining Subject Area, the Licence and all Leases then outstanding, this Agreement shall be terminated, and the Working interest Owners shall after such Surrender have no further obligation under the Act, the Rules, this Agreement, the Licence or any such Lease except for obligations which have accrued prior to such Surrender.

        6.9 If no Commercial Discovery is made within the first seven (7) Concession Years the PRESIDENT shall have the right to terminate this Agreement and the Licence after giving one (1) year's notice to the Private Working Interest Owners.

        6.10 Notwithstanding the provisions of Articles 3.8 and 6.9, the term of this Agreement shall continue, and the obligation of the Working Interest Owners to reduce the area of the retained parts of the Subject Area to nil shall be postponed, until the completion or abandonment of any well being drilled at the end of the seventh Concession Year and, in the event such well results in a Commercial Discovery, thereafter until the corresponding Lease has expired.

        6.11 Upon the termination of this Agreement, the Licence, and all Leases then outstanding each Working Interest Owner shall be entitled to share in any unobligated and unexpended funds of the Working Interest Owners to the extent of such Working Interest Owner's contribution thereto.

        6.12 No consent shall be required for (a) the assignment to other Working Interest Owners of a person's entire Working Interest or Petroleum attributable thereto pursuant to the default and forfeiture provisions of the Operating Agreement or (b) the transfer among Working Interest Owners of disproportionate rights to Petroleum pursuant to the sole risk provisions of the Operating Agreement.

                         ARTICLE VII - WELLHEAD VALUE

        7.1 Notwithstanding Rule 2 or any other provision of the Rules, the wellhead value of Crude Oil shall be calculated on the following bases:

                (a) With respect to sales made through arm's-length transactions with non-affiliated third parties for delivery outside Pakistan, the basis shall be the actual price received reduced by all transportation and other costs incurred from the point of production (wellhead) within Pakistan to the point of delivery to the buyer outside Pakistan.

                (b) With respect to sales made for delivery in Pakistan, including sales required to be made pursuant to
                          Article IX to meet the internal requirements of Pakistan, the basis shall be the actual price received, reduced by all transportation and other costs incurred from the point of production (wellhead) within Pakistan to the point of delivery to the buyer in Pakistan.

                (c) With respect to (1) sales made to affiliated companies, (2) sales by barter or exchange, and (3) sales not otherwise specified in Article 7.1(b) which are made otherwise than through arm's-length transactions with non-affiliated third parties, the basis shall be the greater of paragraphs 7.1(c)(i) and 7.1(c)(ii) below, namely:

                          (i) The actual price or value received, reduced by all transportation and other costs incurred from the point of production (wellhead) within Pakistan to the point of delivery to the buyer; or

                          (ii)    The sum of the following components:

                                  (1)      the official Saudi Arabian
                                           Government sales price to third
                                           party buyers of Arabian Light Crude
                                           Oil, f.o.b. Ras Tanura, Saudi
                                           Arabia,

                                  (2) plus the cost (based on then current one-year time charters) of marine transportation from Ras Tanura, Saudi Arabia to Karachi, Pakistan,

                                  (3)      plus or minus a yield quality
                                           differential between Arabian Light
                                           Crude Oil and the Pakistani Crude
                                           Oil produced under this Agreement,
                                           and

                                  (4)      minus all transportation and other
                                           costs incurred from the point of
                                           production (wellhead) within
                                           Pakistan to the point of delivery to
                                           the buyer.

                (d) For purposes of Article 7.1(c)(ii)(3) the yield quality of Arabian Light Crude Oil shall be deemed to be as follows:

                              05 to 330 degrees F.            21.2 LV% Regular
                                                                  Gasoline

                              331 degrees F. to 700           35.8 LV% Gas Oil
                                   degrees F.

                              701 degrees F. plus             41.1 LV% Fuel Oil

                          The yield quality of Pakistani Crude Oil produced under this Agreement shall be determined by distilling a representative sample thereof in accordance with the latest revisions of the appropriate ASTM Test Method. The yield quality differential (plus or minus) shall be multiplied by the average price of Arabian Light Crude Oil as reported by Platt's Oilgram Price Service under the heading "Middle East Products - Ras Tanura" for each component product fraction.

        7.2 Notwithstanding Rule 2, or any other provision of the Rules, the wellhead value of Natural Gas and other gaseous substances whether produced in association with Crude Oil or otherwise shall be calculated on the following bases:

                (a) If sold to a third party at the wellhead in its natural state the basis shall be the gross amount realized from such sale; or

                (b) If sold to a third party not at the wellhead or not in its natural state but after processing for sale, the basis shall be gross amount realized from such sale reduced by all transportation and other costs incurred from the point of production (wellhead) to the point of delivery to the buyer including but not limited to the costs of gathering, transporting to processing facility, processing, compressing, treating dehydrating, liquefying and purifying; or

                (c) If used by the Working Interest Owners for purposes other than the production and transportation of Petroleum (which use is hereby expressly permitted free of any royalty obligations), the basis shall be the gross amount for which the Working Interest Owners could have sold the Natural Gas or other substance to a third party under the conditions of
                          (a) or (b) above, which gross amount shall be determined on the basis of the most recent prices for comparable Natural Gas or other substances sold within Pakistan less applicable transportation and other costs.

        7.3 To facilitate computations the wellhead value for any Calendar Quarter shall be determined within two (2) months after the end of such Calendar Quarter, on a weighted average basis. Crude Oil values shall be expressed on the basis of barrels and Natural Gas on the basis of millions of British Thermal Units (BTU's).

        7.4 The wellhead value calculated pursuant to this Article VII shall be the basis for income and other taxation in Pakistan, for the assessment of royalty, for the evaluation of Petroleum for purposes of reimbursing the Private Working Interest Owners pursuant to Articles 4.1(a) and 4.1(b), and for the purpose of all other contractual and legal relationships under this Agreement, the Licence and any Lease.

                          ARTICLE VIII - NATURAL GAS

        8.1 If following a discovery of Natural Gas the Private Working Interest Owners shall determine at any time that they do not wish to participate in the development of the Natural Gas field or to maintain their rights therein while waiting improved economic conditions, they shall so notify the PRESIDENT in writing, and in that event the PRESIDENT shall have the right to develop the Natural Gas field at the PRESIDENT's sole cost. If the Private Working Interest Owners desire to maintain their rights in the Natural Gas field while awaiting improved economic conditions, but the PRESIDENT wishes to develop the Natural Gas field forthwith, the PRESIDENT shall present to the Private Working Interest Owners in writing all the PRESIDENT's reasons and evidence supporting immediate development, and the Private Working Interest Owners shall have six (6) months from the date of receipt of such reasons and evidence to elect whether they will join the PRESIDENT in the immediate development of the Natural Gas field. If the Private Working Interest Owners elect not to join the PRESIDENT in the development of the Natural Gas field, the PRESIDENT shall have the right to develop the Natural Gas field at the PRESIDENT's sole cost. If the PRESIDENT proceeds to develop the Natural Gas field at the PRESIDENT's sole cost, the Private Working Interest Owners shall assign to the PRESIDENT their Working Interests in their rights to Natural Gas fields under all Leases acquired or to be acquired in connection with the Natural Gas field, without prejudice to the rights of the Private Working Interest owners with respect to any other Petroleum deposit in the area covered by such Leases. The Private Working Interest owners shall have no liability for obligations under such Leases which accrue after the date of such assignment, unless there is another Commercial Discovery of Crude Oil under such Leases in which case the Private Working Interest Owners shall remain liable for their pro-rata share of such obligations.

        8.2 Notwithstanding the provisions of Article 8.1 the Working Interest Owners may extract, take in kind and separately dispose of Casinghead Petroleum Spirit obtained from Natural Gas by field distillation or similar processes, and reinject into the producing formation Natural Gas remaining after such extraction. In such event (a) all Casinghead Petroleum Spirit so extracted shall be accounted for on the same basis as Crude oil for the assessment of royalty and for purposes of reimbursing the Private Working Interest Owners pursuant to Article 4.1 and 4.2, and (b) the provisions of Article 8.1 shall apply only to the Natural Gas which is so reinjected after the extraction of such Casinghead Petroleum Spirit.

        8.3 The Working Interest Owners shall use their best endeavours not to flare associated Natural Gas but to use it for recycling or another commercial purpose. Any associated Natural Gas that would otherwise be flared shall be offered to the PRESIDENT free of cost at the downstream flange of the gas/oil separation facilities. If the PRESIDENT for whatsoever reason elects not to take delivery of the associated Natural Gas at such flange the Working Interest Owners shall have the right to flare such associated Natural Gas without any liability until such time as the PRESIDENT elects to take delivery thereof. Any taking and disposition of such Natural Gas by the PRESIDENT shall be effected in a manner which does not interfere with Crude Oil production or transportation facilities. The PRESIDENT shall bear all costs of gathering, treating, compressing, transporting and processing such Natural Gas as is taken by the PRESIDENT.

                   ARTICLE IX - RIGHT OF EXPORT OF PETROLEUM

        9.1 Notwithstanding Rule 39(a), Clause 58 of the Standard Form of Oil Mining Leases, or any other provision of the Act or the Rules, the Private Working Interest Owners shall have the right to export from Pakistan, free of any export restriction, duty or tax, their respective Proportionate Shares of all Petroleum produced under this Agreement, the Licence, and any Leases, excepting only (a) Crude Oil and/or products thereof which are pre-empted pursuant to Article 40 of the Licence, (b) Petroleum attributable to any royalty which the PRESIDENT takes in kind and does not deliver to

Private Working Interest Owners under Article 4.1(a), and (c) Crude Oil required to be sold for internal consumption within Pakistan as provided in Article 9.2. The PRESIDENT shall issue or cause to be issued within a reasonable time any permits or licenses required for such export.

        9.2 The PRESIDENT shall have the right from time to time to require the Private Working Interest Owners to sell within Pakistan Crude Oil (excluding Natural Gas and Casinghead Petroleum Spirit) for internal consumption within Pakistan, subject to the following limitations:

                (a) The PRESIDENT shall inform the Private Working Interest Owners in writing not later than six (6) months in advance of each Calendar Year of the quantities, prices, purchasers, delivery dates and points of delivery of Crude Oil required to be sold in Pakistan during such Calendar Year.

                (b) The Private Working Interest Owners shall not be required to sell in Pakistan more than forty per cent (40%) of their Proportionate Shares of Crude Oil produced under this Agreement during any Calendar Year after deduction of production attributable to royalty, whether paid in kind or in cash.

                (c) Forty per cent (40%) of the Crude Oil sold in Pakistan during each Calendar Year pursuant to this
                          Article 9.2 shall be sold at ninety per cent (90%) of international price. The remaining sixty per cent (60%) of such Crude Oil so sold during each Calendar Year shall be sold at international price. In either case the price shall be paid to the Private Working Interest Owners in U.S. dollars or other freely exchangeable currency within thirty (30) days after the date of delivery to the purchaser. As used in this Article 9.2 "international price" means a price determined as provided in Article 7.1(c)(ii), plus any transportation and other costs incurred from the point of delivery to the buyer.

                (d) As used in this Article 9.2(d) "Government Crude Oil" means Crude Oil attributable to the royalty and Working Interests of the PRESIDENT, OGDC, and any other state entity or governmental agency of Pakistan, and "Private Crude Oil" means all Crude Oil other than Government Crude Oil. No Private Working Interest Owner shall be required, during any Calendar Year, to sell pursuant to this Article 9.2 a greater volume of Crude Oil than the proportion of the production of Private Crude Oil in Pakistan during such Calendar Year that the Private Crude Oil production during such Calendar Year attributable to the Working Interest of such

                          Private Working Interest Owner (after deduction of production attributable to royalty, whether paid in cash or kind) bears to all Private Crude Oil production in Pakistan during such Calendar Year, due allowance being given to the grade and quality of Crude Oil produced.

                (e) The provisions of this Article 9.2 shall be limited to Crude Oil for internal consumption within Pakistan and shall not extend to Crude Oil to be exported from Pakistan, whether in natural or processed form.

                       ARTICLE X - DISPOSAL OF PETROLEUM

        10.1 Each Working Interest Owner shall at all times take in kind and separately dispose of its Proportionate Share of all Petroleum.

                         ARTICLE XI - FOREIGN EXCHANGE

        11.1 The Operator may call for contributions to the Joint Account to be made in such currency components (i.e., rupees or U.S. dollars and other freely convertible foreign exchange) as the Operator may from time to time specify, giving due consideration to the currency aspects of Expenditures anticipated to be made under this Agreement. Each Working Interest Owner shall contribute its Proportionate Share of each such currency component.

        11.2 The Operator shall be allowed to keep the foreign exchange contributions of the Working Interest Owners, as may be required for incurring Expenditures in foreign exchange, in a bank account outside Pakistan, and shall be free to utilize the amount thereof for incurring foreign exchange Expenditures under the Operating Agreement subject to appropriate documentation of the amounts utilized. Such bank account outside Pakistan shall be opened with the approval of the State Bank of Pakistan, which approval shall not be unreasonably delayed.

        11.3 If the PRESIDENT exercises his option to acquire a Working Interest under Article 4.1 and to pay in cash under 4.1 (b) such exercise shall constitute the undertaking of the PRESIDENT (a) to reimburse the Private Working Interest Owners therefor in a mixture of currencies (U.S. dollars and other freely convertible currency) which is identical to the mixture of currencies which the Private Working Interest Owners contributed to the corresponding Pre-Discovery Expenditures including currencies to purchase rupees for such Expenditures, and (b) to allow the Private Working Interest Owners to retain abroad and freely dispose of all currencies included in such reimbursement.

        11.4 If the PRESIDENT has exercised his option to acquire a Working Interest under Article 4.1, all sums due under the provisions of Article 16, shall be paid by the PRESIDENT to the Operator in the currency called for by Operator.

        11.5 If any Private Working Interest Owner assigns an interest to a non-Pakistani assignee pursuant to Article VI, such Private Working Interest Owner shall be allowed to retain abroad and freely dispose of all proceeds resulting from such assignment.

        11.6 The Private Working Interest Owners shall be entitled (a) to receive in non-rupee currencies payment for their export of Petroleum produced under this Agreement, the Licence and any Lease granted pursuant to this Agreement, and (b) to retain abroad and freely dispose of such payments.

        11.7 To the extent the Private Working Interest Owners have available in Pakistan from time to time rupees received from the sale of Petroleum or from other operations conducted pursuant to this Agreement, the Licence or any Lease, they shall be allowed to convert such rupees into foreign exchange and to remit such foreign exchange from Pakistan.

        11.8 The Working Interest Owners may meet any rupee obligation which may be discharged within Pakistan (including without limitation obligations to contribute rupees to the Joint Account and obligations to pay taxes and other sums to agencies of the Government of Pakistan) with rupees obtained pursuant to this Agreement. The PRESIDENT undertakes that the State Bank of Pakistan will make available for sale to the Private Working Interest Owners, as requested rupees in sufficient amounts to meet the Private Working Interest Owner needs.

        11.9 The Working Interest Owners shall effect all purchases and sales of rupees contemplated in this Agreement (including without limitation the purchase of rupees for contribution to the Joint Account as provided in Article 11.1, the sale of rupees for the remittances permitted in Article 11.7, and the purchase of rupees to meet local obligations as provided in Article 11.8) at the official rate of exchange established by the State Bank of Pakistan on the day of the relevant purchase or sale. The PRESIDENT undertakes that such rate of exchange shall never be as to constitute a discrimination against any Private Working Interest Owner in particular or the Petroleum industry (Pakistani or foreign) in general.

        11.10 The Private Working Interest Owners may pay cash royalties in the currencies for which the corresponding production was sold.

        11.11 The Private Working Interest Owners shall remit funds to Pakistan through normal banking channel sufficient to meet all Pakistan rupee obligations under the Agreement to the extent rupees are not available in Pakistan.

        11.12 The Private Working Interest Owners shall not avail itself of any rupee borrowing facilities.

                       ARTICLE XII - IMPORTS AND EXPORTS

        12.1 Prior to Commercial Discovery, the Private Working Interest Owners, the Operator and their respective contractors and sub-contractors engaged in carrying on operations under this

Agreement (hereinafter collectively called the "Concessionary Importer") shall be permitted to import into Pakistan, free of duty and sales and other tax, all machinery, ancillary equipment, specialized vehicles, materials and supplies required for use in connection with the Joint Operations under this Agreement including without limitation all items described in Annexure V. Following a Commercial Discovery, the Private Working Interest Owners, the Operator and their respective contractors and sub- contractors engaged in carrying on operations under this Agreement shall be permitted to import into Pakistan, free of duty and sales and other tax, all machinery, ancillary equipment, specialized vehicles, materials and supplies required for use in connection with exploration activity unrelated to the development of any existing Commercial Discovery.

        12.2 A concessionary consolidated rate of 5 1/4 per cent customs-duty ad valorem, including sales tax and any surcharge related thereto, shall be charged on import of machinery and equipment required for development of each commercial discovery until twenty-four (24) months from the effective date of the mining lease granted with respect to each such discovery, and thereafter the normal rate of customs-duty, sales tax and any other duty shall be applicable.

        12.3 The Concessionary Importer shall not be permitted to import any items with respect to which it is proved that it was available in Pakistan on the same delivery date, of the same quality, and in the quantity needed and at the same or a lesser price when such prices are compared on a delivered, duty-paid basis; provided, however, that when the Concessionary Importer has made a good faith effort to procure any such item within Pakistan and has been unable to do so, the Operator shall so notify the Director of Petroleum Concessions; whereupon, the Director of Petroleum Concessions shall forthwith recommend to the Chief Controller of Imports and Exports that any and all necessary import licences and/or permits be promptly issued with respect to the import of the item concerned and shall diligently assist in expediting the securing of such licenses and/or permits.

        12.4 Subject to declaration to customs upon entry for residence into Pakistan and on certification by a responsible representative of the Operator as to the entitlement of the employee, each expatriate employee of the Private Working Interest Owners shall be permitted to import into Pakistan, free of duty and sales and other tax, personal and household effects, excluding motor vehicles for personal use, for the use of such employee or members of his family, provided such effects were acquired by or in the possession of such employee or members of his family before his or their arrival in Pakistan for residence and are imported within six (6) months after such arrival of the employee or members of the employee's family whichever is earlier. All such effects may thereafter be exported freely by the individual who imported the same. Such effects shall, however, not be sold or disposed of or transferred in Pakistan except with prior permission of the Federal Government of Pakistan (in the Ministry of Commerce) on payment of duty and taxes as assessed by the Collector of Customs at the rate and value operating on the date the effects were first imported into Pakistan.

        12.5 In addition to the concessionary rates provided in Articles 12.1 and 12.2, each foreign national employed by a licensee or lessee or its contractor shall be allowed to import commissary goods free of customs-duty and sales tax to the extent of $550 per annum, subject to the condition that the same shall not be sold or otherwise disposed of in Pakistan.

        12.6 In the event agreement cannot be reached between the Customs Authorities and the importer within seventy-two (72) hours after the time of requested importation of any item or items as to whether duty or other taxes are leviable, and if so, the extent thereof, or as to the description or valuation of such items, the Customs Authorities will release such item or items to the importer not later than the expiry of said seventy-two (72) hours period against delivery of an appropriate bank guarantee as determined by the Collector of Customs to secure such release.

        12.7 All items certified by a responsible representative of the Operator as coming within the provisions of Article 12.1 shall, in the event of any dispute between the Customs Authorities and the Concessionary Importer with respect to the status or description thereof, be released to the Concessionary Importer within seventy-two (72) hours following the time importation is sought; provided, however, that in the event of such release, the Concessionary Importer shall deliver an appropriate bank guarantee as determined by the Collector of Customs to secure such release.

        12.8 In the event that an emergency condition occurs in connection with operations under this Agreement which seriously endangers life or property, the Director of Petroleum Concessions or one authorized by him to do so shall declare an emergency and the Operator shall be allowed without formalities or delay to import under intimation to the Federal Government in the Ministry of Commerce any item or items which are, in the opinion of the Operator, required to correct or deal with such emergency condition; and the formalities and duties shall be attended to thereafter as promptly as practicable.

        12.9 Items imported into Pakistan pursuant to Article 12.1 which thereafter become scrap or used may be sold by the Concessionary Importer in Pakistan subject to the permission by Government (which shall not unreasonably be withheld) and on payment of import duty and taxes leviable on the basis of the value thereof at the time of sale. The Concessionary Importer shall have the right to abandon in favor of the Government of Pakistan in the Ministry of Fuel, Power and Natural Resources any item which was imported into Pakistan pursuant to Article 12.1 provided the Operator notifies the Collector of Customs one month in advance in writing under registered acknowledgment due cover of the intention to do so.

        12.10 The Concessionary Importer shall be entitled to export, without restriction and without the payment of any fee, tax, or export duty, such of the items imported pursuant to Article 12.1 as are not required for the Joint Operations.

        12.11 The Private Working Interest Owners, the Operator and their respective contractors and sub-contractors shall be entitled to export such of its items as are not required for the Joint Operations without restriction and without the payment of any fee, tax or export duty. The PRESIDENT shall repay duties paid, as drawbacks, for items thus exported in the following manner:

        (a) Repayment of duty as drawback in respect of goods other than motor vehicles taken into use between their importation and subsequent exportation shall be made according to the period and the amount specified in the table below:

                                     TABLE

- -----------------------------------------------------------------------------------
 Length of period between date of importation or          Amount of duty to be paid
 clearance from bond, as the case may be, and date of            as drawback.
 shipment for re-exportation.
- -----------------------------------------------------------------------------------
 (i)   Not more than 12 months.                           4/5ths of the duty
 (ii)  More than 12 months but not more than 24           3/5ths of the duty
       months.
 (iii) More than 24 months but not more than 36           2/5th of the duty
       months.
 (iv)  More than 36 months but not more than 60           1/5th of the duty
       months.
 (v)   More than 60 months.                               Nil
- -----------------------------------------------------------------------------------

        and,

        (b) Repayment of duty as drawback in respect of motor vehicles taken into use between their importation and subsequent exportation shall be made according to the period and the amount specified in table below:

                                     TABLE


- -----------------------------------------------------------------------------------
 Length of period between date of importation or          Amount of duty to be paid
 clearance from bond, as the case may be, and date of           as drawback.
 shipment for re-exportation.
- -----------------------------------------------------------------------------------
 Not more than 4 months.                                  3/4ths of the duty
 More than 4 months but not more than 8 months.           5/8ths of the duty
 More than 8 months but not more than 12 months.          1/2 of the duty
 More than 12 months but not more than 24 months.         1/4th of the duty
 More than 24 months but not more than 36 months.         1/8th of the duty
 More than 36 months.                                     Nil
- -----------------------------------------------------------------------------------

        12.12 The Concessionary Importer shall be entitled at any time and from time to time to export any item or items from Pakistan for repair or modification, and to return the same to Pakistan without the payment of any additional Customs duties, sales tax, or other surcharge related thereto.

        12.13 Import of the items permitted under this Article XII shall be allowed subject to the following conditions:

         (a) Import of the said items shall be allowed against Import Permits to be issued on application made on behalf of the Concessionary Importer. In each case, the number and CIF value of such items shall be specified in the application and included in the Import Permits.

         (b) A condition shall be stamped on the Import Permits that these items shall not be sold in Pakistan except with prior permission of the Government of Pakistan in the Ministry of Commerce. If the Government grants permission for sale --

                 (i) sales shall be effected to or through the Department of Investment Promotion and Supplies (IP & S); and

                 (ii) subject to the provisions of Article XI, the sale proceeds shall not be repatriated abroad in foreign exchange, unless the items shall be sold (through the Department of IP & S) to a buyer against foreign exchange raised by the buyer himself.

                 The permission required under this Article 12.13(b) shall not be necessary with respect to the transfer of title to any property made pursuant to or incidental to any assignment by a Working Interest Owner of all or any part of its Working Interest under the provisions of Article VI of this Agreement.

         (c) The Operator shall maintain proper account statements of all consumable stores received and expected and shall send copies thereof (in duplicate) to the (Import) Licencing Authority concerned by the 15th of January each year and finally within fifteen (15) days of the closing of operations in Pakistan.

         (d) The condition (b) shall also apply to cars or other vehicles or equipment like refrigerators, air-conditioners, if imported for the personal use of the expatriate employees employed by the Concessionary Importer.

         (e)     (i)      If any commissary stores are imported after the first
                          arrival of an expatriate employee of the Concessionary Importer, they shall be confined to the items shown in the List-I attached with Annexure V excepting such items as are locally available of proper standard and shall be specified by the Chief
                          Controller of Imports and Exports once each year in the month of January.

                 (ii) The scale at which these items shall be allowed for each expatriate employee will be the same specified in the List II attached to Annexure V.

                 (iii) These items shall not be sold to Pakistani personnel employed by the Concessionary Importer.

                 (iv) As soon as an expatriate employee arrives in Pakistan an application will be made for grant of Import Permit for the commissary stores required for him indicating the duration of his programmed stay in Pakistan.

                 (v) Account of the sale of liquor and tobacco (if imported) and drugs will be maintained for each individual while those of the other items will be maintained on an over-all basis.

                 (vi) Items of food and other commissary goods will be stamped clearly to avoid resale in the market.

                 (vii)    Ration Cards will be maintained by individuals.

         (f) The import of any other items of personal use, e.g., arms and ammunition, pets, etc., will not be permitted unless the conditions for their import such as arms licences from district authorities, quarantine requirements, etc., are fulfilled.

        12.14 Subject to the rights granted under the provision of this Agreement and particularly those granted under this Article XII, any items banned for import into Pakistan under the Import Policy, in force from time to time shall not be permitted without specific permission to be obtained before shipment of goods from abroad.

                            ARTICLE XIII - TAXATION

        13.1 The profits or gains of the Private Working Interest Owners derived from the Joint Operations carried out pursuant to this Agreement shall, except as otherwise expressly provided in this Agreement, be computed for purposes of income taxes in accordance with the provisions of the Income Tax Act, 1922, and the Rules contained in the Second Schedule to that Act as amended and in force on the Effective Date of this Agreement.

        13.2 For purposes of the allowance under Rule 2(i) in the Second Schedule to the Income Tax Act, 1922, the expenditures allocable to a Surrendered Area and to the drilling of a dry hole shall be allowed to the Private Working Interest Owners in accordance with the amount actually spent by each Private Working Interest Owner.

        13.3 For purposes of Rule 4(1) in the Second Schedule to the Income Tax Act, 1922, the sum of payments to the Government and taxes on income of each Private Working Interest Owner shall equal fifty per cent (50%) of the profits or gains derived from the business or part of the business to which the provisions of the said Schedule apply before deduction of payments to the Government and the additional allowance referred to in Rule 3 of said
Schedule. In computing taxes on income for this purpose, the income tax rate applicable on the Effective Date of this Agreement shall be applied and, pursuant to Rule 5 of said Second Schedule, an additional income tax shall be paid or an abatement of income tax allowed, as the case may be.

        13.4 Neither a private Working Interest Owner nor its parent corporation will be obligated to withhold any tax under the Income Tax Act, 1922, on the remittance of undistributed profits of the said Working Interest Owner which are derived from the business or part of the business to which the provisions of the Second Schedule to the Income Tax Act, 1922, apply, on which taxes have been paid, provided the recipient thereof is not a resident of Pakistan as defined in the Income Tax Act, 1922, for the time being in force.

        13.5 The benefits extended with respect to technicians in accordance with and subject to the provisions of Clauses (xiii) and (xiii a) of Subsection
(3) of Section 4 of the Income Tax Act, 1922, as in force on the Effective Date of this Agreement, shall remain in effect for the term of this Agreement with respect to technicians employed by a Private Working Interest Owner and its contractors and sub-contractors in all cases where such technicians and their employers qualify for such benefits.

        13.6 In case of any conflict in respect of taxation matters between any of the provisions of this Agreement, including its Annexures, and the provisions of the Income Tax Act, 1922, or its Second Schedule, then, not withstanding anything contained in this Agreement or its Annexures, the provisions of the Income Tax Act, 1922, or the Second Schedule thereto shall prevail as amended as in force on the Effective Date of this Agreement.

                          ARTICLE XIV - FORCE MAJEURE

        14.1 Performance under and pursuant to this Agreement by any Private Working Interest Owner (including the Operator) shall be excused in the event such performance is prevented by act of God, by law, war, strikes, lockout, fires, floods, tornadoes, cyclones, typhoons, lightning, explosions, acts of public enemy, riot, insurrection or civil disturbance, acts of omissions to act of authorities, or other happenings beyond the control of any Private Working Interest Owner (including the Operator). None of these events shall give the PRESIDENT any claim against any Private Working Interest owner (including the Operator) or be deemed to be a breach of this Agreement, the Licence or any Mining Lease granted pursuant to this Agreement, provided however the Private Working Interest Owner will be required to use reasonable diligence in overcoming the obstacle, and the performance will be resumed within a reasonable time after the obstacle has been removed.

        14.2 The period provided in this Agreement for performance by any Private Working Interest Owner of any obligation the performance of which was prevented or delayed by an event of force majeure shall, together with such period as may be necessary for the restoration of any damage done during such non-performance or delay, be added to the time given to such Private Working Interest Owner in this Agreement for the performance of such obligation and for the performance of any obligation depending thereon and to the term of this Agreement. Without limiting the generality of the foregoing such extension shall apply to the annual periods of expenditure and other performance provided in Article III.

                    ARTICLE XV - MANAGEMENT AND OPERATIONS

        15.1 Under this Agreement Joint Operations shall be conducted in accordance with the Operating Agreement. UNION TEXAS, as initial Operator, shall submit the first working programme and budget to the Working Interest Owners within ninety (90) days after the Effective Date of this Agreement. Thereafter such annual working programmes and budgets shall be prepared and submitted to the Working Interest Owners as provided in the Operating Agreement.

        15.2 The Operator shall furnish to the Director of Petroleum Concessions a report at quarterly intervals during each Concession Year
indicating the operations undertaken in the Subject Area.   Such report shall
include full particulars of the drilling of any wells in the Subject Area and any indications of Petroleum or Petroleum-bearing strata in the Subject Area and also of any discovery of minerals, other than Petroleum, of commercial value or treasures of archaeological or other value. Such reports shall include a statement of all Petroleum recovered by the Operator as such from the Subject
Area during the said period.   Such report should contain a map, when
applicable, showing the true topographical position of any lands in the Subject Area geologically or geographically surveyed and the location of any wells or boreholes drilled in the Subject Area during such period.

        15.3 The Operator shall submit to the Director of Petroleum Concessions within three (3) months after the end of each Concession Year a statement of accounts showing the Expenditures made by the respective Working Interest Owners during said period. With respect to each Expenditure such statement shall reflect whether the Expenditure was funded with rupees or foreign exchange.

        15.4 The Operator shall furnish to the Director of Petroleum Concessions such other plans and information as to the programmes of operations in the Subject Area as the Director of Petroleum Concessions may from time to time reasonably require.

        15.5 The Operator shall submit to the Director of Petroleum Concessions as soon as possible all plans and information relating to all geological, geophysical and drilling operations including but not limited to copies of primary data (field and reservoir data included), interpretations, graphs, charts and well logs.

        15.6 The Private Working Interest owners shall on Surrender of the entire Subject Area or part thereof during the term of this Agreement deliver to the PRESIDENT all data in original including but not limited to geological, geophysical surveys and drilling operations together with interpretations, shotpoints, vibrated points, plans and charts thereof. On receipt of the above, the PRESIDENT shall enjoy sole proprietory rights thereto, provided that each Private Working Interest Owner may retain a copy thereof for use in evaluating any retained part of the Subject Area.

        15.7 The Operator shall as far as reasonably practicable correctly label and preserve for a period of twelve (12) months for reference characteristic samples of strata or water encountered in any bore-hole or well and samples of any Petroleum discovered in the Subject Area. The characteristic samples of said strata shall include, but shall not be limited to, cuts of all cores, and cuts of all ditch samples. All characteristic samples, including ditch and core samples, shall be supplied by the Operator to the PRESIDENT, automatically without any request being made by the PRESIDENT.

        15.8 Any person or persons authorized by the Director of Petroleum Concessions shall be entitled to be present during any or all of the operations conducted pursuant to this Agreement.

                ARTICLE XVI - CONTRIBUTIONS TO JOINT OPERATION

        16.1 During the Initial Period except as otherwise specifically provided herein, all costs and expenses of exploration and other work performed hereunder within the scope of Joint Operations as defined in Article 1.18 shall be shared and borne by the Working Interest Owners in proportion to their Working Interests.

        16.2 At least thirty (30) days prior to the first day of each calendar quarter, the Operator shall submit an itemized estimate of such costs and expenses for each month of the quarter, and each Non-operator shall pay to the Operator its Proportionate Share of the quarterly estimates in monthly installments. Each monthly installment shall be paid on or before the 15th day of the calendar month.

        16.3 After the Date of Commercial Discovery and assignment of Working Interest to the PRESIDENT according to Article 4.1, if assigned, each working Interest Owner shall pay its Proportionate Share of costs and expenses for further exploration, development and production, etc., on the basis of estimates submitted (to be adjusted subsequently on the basis of invoices) by the Operator in the same manner as specified in Article 16.1 and 16.2 above.

                          ARTICLE XVII - ARBITRATION

        17.1 Any dispute between one or more Private Working Interest Owners, as one party, and the PRESIDENT, as the other party, arising out of or in connection with the terms of this Agreement, or the Licence or any Lease granted pursuant to this Agreement (regardless of the nature of the question or dispute) shall, as far as possible, be settled amicably. Failing an amicable settlement within a reasonable period (which in no event shall exceed three (3) months after any party to such dispute gives notice to the other of intention to submit such question or dispute to arbitration), such dispute shall at the request of any such party be submitted to the International Centre for Settlement of Investment Disputes (hereinafter called the "Centre") established by the "Convention on the Settlement of Investment Disputes Between States and Nationals of Other States" and the PRESIDENT and UNION TEXAS, to the extent required by said Convention, hereby consent to arbitration thereunder.

The venue of the arbitration shall be as mutually agreed between the parties to such dispute, in Pakistan or elsewhere. If such mutual agreement cannot be reached, the venue shall be decided by the Centre.

        17.2 If, for any reason, the request for arbitration proceedings is not registered by the Centre, or if the Centre fails or refuses to take jurisdiction over such dispute, such dispute shall finally be settled by arbitration at The Hague under the Rules of Arbitration of the International Chamber of Commerce (the "Chamber Rules") and by three (3) arbitrators appointed in accordance with the Chamber Rules. No such arbitrator shall be a national of Pakistan or of the United States of America or the national jurisdiction of any other party to the dispute nor shall any such arbitrator be an employee or agent or former employee or agent of any party to the dispute.

                           ARTICLE XVIII - REFINERY

        18.1 Neither UNION TEXAS nor any other Private Working Interest Owner shall be required to erect a refinery, notwithstanding any provisions of the Rules.

        18.2 UNION TEXAS, for itself and all other Private Working Interest Owners, renounces any claim to participate, on grounds of the production of Crude Oil in Pakistan, in any refinery which may be erected by the PRESIDENT.

                         ARTICLE XIX - OTHER MINERALS

        19.1 As used in this Article XIX "Other Mineral" means any mineral other than Petroleum and minerals necessary for the generation of nuclear energy. In the event any other Mineral is discovered in the course of operations under this Agreement, and provided the PRESIDENT does not have a pre-existing policy against development and exploitation of such Other Mineral by a non-Pakistanti company, the Working Interest Owners shall have the right to elect, within six (6) months after the date on which the Operator notifies the Director of Petroleum Concessions of such discovery, to develop and exploit such Other Mineral subject to reaching an accord after such election with the appropriate licensing authority as to the terms of exploitation of such Other Mineral. The minerals necessary for the generation of nuclear energy include, among other:

                 1)       Uranium
                 2)       Thorium
                 3)       Zirconium
                 4)       Niobium
                 5)       Hafnium
                 6)       Lithium
                 7)       Vanadium

        19.2 The discovery of any mineral necessary for the generation of nuclear energy shall be reported by the Operator to the Director of Petroleum Concessions.

        19.3 Other than minerals necessary for the generation of nuclear energy, all other Minerals produced in suspension or combination with Petroleum shall belong to the Working Interest Owners, subject to payment of royalty if marketed. Royalty on Other Minerals shall be at the rate specified by the appropriate authority. Each Working Interest Owner shall at all times take in kind and separately dispose of its share of such Other Minerals.

        19.4 The income derived from Other Minerals, other than those necessary for the generation of nuclear energy, produced in suspension or combination with Petroleum shall be governed by the Third Schedule to the Income Tax Act, 1922, as amended from time to time.

                              ARTICLE XX - AUDIT

        20.1 The accounts of Expenditures for the Joint Operations and of the amount of any production obtained and of any property acquired by the expenditure of any further contributions shall be maintained by the Operator as provided in, and shall be subject to audit in accordance with, the Accounting Procedure.

        20.2 The accounts and supporting vouchers and documents together with such reasonable facilities as may be required for the purpose of inspection of the financial affairs of the Joint Operation shall be made available to the Auditor General of Pakistan who may take such action as he deems fit within two
(2) years from the date of delivery of any audited report delivered pursuant to the Accounting Procedure to the PRESIDENT. The PRESIDENT and UNION TEXAS may, where necessary, take appropriate action with regard to any matter arising out of the Auditor General's report.

                       ARTICLE XXI - PRODUCTION BONUSES

        21.1 The Private Working Interest Owners shall pay the PRESIDENT a production bonus in cash of One (1) million U.S. dollars within ninety (90) days after the date a Lease is granted in respect of the first Commercial Discovery of Petroleum in the Subject Area.

        21.2 The Private Working Interest Owners shall pay the PRESIDENT a further production bonus in cash of Two (2) million U.S. dollars after reaching in the Subject Area a constant flow rate of at least twenty-five thousand (25,000) barrels of Crude Oil per day during a period of sixty (60) consecutive days, and said payment shall be made ninety (90) days after the end of the sixty
(60) days period.

        21.3 The Private Working Interest Owners shall pay the PRESIDENT a still further production bonus in cash of Three (3) million U.S. dollars after reaching in the Subject Area a constant flow rate of at least fifty thousand (50,000) barrels of Crude Oil per day during a period of sixty (60) consecutive days and said payment shall be made ninety (90) days after the end of the sixty
(60) days period.

        21.4 Payments made under this Article are not to be amortized, expensed, or credited for income tax purposes.

                           ARTICLE XXII - INSURANCE

        22. The Operator shall comply with all workmen's and employers' liability laws and insurance laws of Pakistan. The operator shall also take out such insurance for the benefit of the joint account of the parties, naming them as insured parties, as may be determined by representatives of the parties. The Operator shall require all contractors engaged in work in the Subject Area under this Agreement to similarly comply with such insurance as the Operator may require.

                         ARTICLE XXIII - MISCELLANEOUS

        23.1 The Operator shall conduct all exploration, exploitation, drilling, development and production operations in accordance with good oil field practices. Consistently with this requirement the Operator shall endeavour to obtain low exploration, development, production and operating costs and to maximize the economic ultimate recovery of Crude Oil.

        23.2 The Operator shall not start production from any well before testing and making sure to the reasonable satisfaction of the PRESIDENT's representative that the well has been properly completed in accordance with good oil field practices.

        23.3 The Private Working Interest Owners shall not knowingly sell directly or indirectly any Petroleum produced by them from the Subject Area to any foreign power hostile or unfriendly to the Republic of Pakistan or to any subject or citizen of such power.

        23.4 In connection with Operations provided for and described in this Agreement the Operator shall use the helicopters of Pakistan International Airlines Corporation, as needed, provided helicopters are suitable in the opinion of Operator and available on terms comparable to those offered by international operators in comparable areas.

        23.5 In connection with the sale and export of Crude Oil, the Private working Interest Owners shall either use their respective tankers when available, or, time and circumstance permitting, give first preference for such transportation to tankers owned by the Republic of Pakistan and/or Pakistani suppliers provided the rates and terms are effectively the same as those for similar tankers on a free freight market basis at the moment the offer is made.

        23.6 So long as production of Petroleum programmed by the Working Interest Owners is not unreasonably impaired, the PRESIDENT may use twelve and one-half per cent (12-1/2%) of the field tank storage capacity owned jointly by the Working Interest Owners hereunder for storage of royalty Petroleum (other than Natural Gas and Casinghead Gas) free of charge. If additional storage capacity is available and is not required by the Working Interest Owners and is utilized to store the PRESIDENT's royalty Petroleum, the PRESIDENT shall pay the Working Interest Owners therefor at the current rate of storage in the oil fields and, if there shall be no current rate established, then at a fair rate to be agreed upon in the light of accepted oil field practice. The foregoing provisions of this Article 23.6 shall not apply to the storage of Petroleum attributable to the PRESIDENT's Working Interest.

        23.7 All pipeline and Crude Oil terminal facilities owned jointly by the Working Interest Owners hereunder shall be reserved for the transportation of Petroleum produced by the Working Interest Owners hereunder, provided, however, that to the extent, from time to time, there is throughput capacity of the Working Interest Owners not being utilized, such pipeline capacity may be used by the PRESIDENT for Petroleum purchased from the Working Interest Owners and by other Petroleum concessionaires in Pakistan, all of whom shall pay the Working Interest Owners for such use a fee computed on a unit volume/distance basis after taking into consideration the cost of construction operating and maintaining such pipeline or pipelines, including depreciations thereof, and applicable taxes, and, for users other than the PRESIDENT, a reasonable profit. The Private Working Interest Owners shall not be responsible for the loss during transportation or storage of Petroleum belonging to the PRESIDENT or such other Petroleum concessionaries. Income derived from such transportation and storage shall be governed by the Second Schedule to the Income Tax Act, 1922 as in force on the date of execution of this Agreement. The Working Interest Owners shall be entitled to form a separate company for the ownership and operation of any such pipeline or Crude Oil terminal facility.

        23.8 The association of Pakistani capital in connection with the Joint Operations shall not be required except to the extent of the participation of the PRESIDENT provided in this Agreement, which participation shall be deemed to satisfy the obligations of Rule 39(b) and any similar present or future law or regulation of Pakistan.

        23.9 The signature of this Agreement by the PRESIDENT shall be deemed to satisfy the requirements of Rule 10 providing for written Government orders to authorize the grant and assignment of Licences and Leases to a company incorporated outside Pakistan. UNION TEXAS and its assignee Private Working Interest Owners are hereby exempted from any requirement related to the incorporation of a company in Pakistan, and this exemption shall be effective for the entire period of this Agreement.

        23.10 This Agreement shall be governed by and shall be given effect under the laws of Pakistan.

        23.11 The Rules in effect on the date of execution of this Agreement shall remain applicable throughout the term of this Agreement whether or not subsequently amended or repealed; provided, however, that if any provision of the Rules is in conflict with any provision of this Agreement, this Agreement shall prevail.

        23.12 The Operator shall undertake to give on-the-job training to Pakistan nationals in all phases of Petroleum exploration, development and production operations then currently conducted under this Agreement. The following percentage objective shall be kept in view for employment:

- -------------------------------------------------------------------
                                            Percentage of Pakistani
         Range of monthly salary                 employment
- -------------------------------------------------------------------
Less than        Rs. 2,300/__________               100%

Between          Rs. 2,300/and Rs. 5,750-            75%

Above            Rs. 5,750/__________                50%
- -------------------------------------------------------------------

        23.13 Notices and other communications required to be given under this Agreement shall be considered as properly given if written in the English language and delivered to the addresses respectively shown below:

                 (a)      For the PRESIDENT:

                          c/o The Director of Petroleum Concessions
                          Ministry of Petroleum and Natural Resources,
                          Secretariat Block 'A'
                          Islamabad, Pakistan

                 (b)      For UNION TEXAS:

                          c/o Union Texas Petroleum, a
                          Division of Allied Chemical Corporation
                          3000 Richmond Avenue
                          Houston, Texas 77006

                          U. S. A.

        Either party may change its address by notifying the other party thereof in writing at least ten (10) days before the effective date of such change.

        23.14 This Agreement shall remain in full force and effect for the duration of the Licence and any Lease or extension thereof granted pursuant to this Agreement.

        23.15 This Agreement shall inure to the benefit of and be binding upon the respective successors of the parties hereto.

        23.16 The Article headings are for convenience only and do not form part of this Agreement.

        23.17 The PRESIDENT hereby authorizes, approves and sanctions the foreign private investment to be made by UNION TEXAS and its assignees pursuant to this Agreement for all purposes of the Foreign Private Investment (Promotion and Protection) Act, 1976 of Pakistan, including (a) the repatriation facilities provided in Article 6 of said Act, (b) remittance by foreign employees as provided in Article 7 of said Act, and (c) under Article 8 of said Act, the tax concessions provided in this Agreement.

        23.18 The PRESIDENT hereby approves, on behalf of the Government of Pakistan, the foreign private investment to be made by UNION TEXAS and its assignees pursuant to this Agreement for purposes of the issuance of such investment insurance and other investment incentives as may be available to UNION TEXAS and its assignees from Overseas Private Investment Corporation, an agency of the United States Government, or its successors.

        23.19 The PRESIDENT shall, simultaneously with the grant of the Licence to UNION TEXAS, make available to UNION TEXAS, for the use and benefit of all Working Interest Owners, copies of all data concerning the Subject Area which are available to the PRESIDENT. As used in this Article 23.19 "data" includes, without limitation, geological and seismic records and reports, well logs and records of drilling time, sample logs, electrical logs, logs of drillstem testing, and cores and other physical samples.

        IN WITNESS WHEREOF this Agreement has been duly executed by the respective parties hereto this 20th day of April, 1977.

                                          For and on behalf of

                                          THE PRESIDENT OF PAKISTAN

WITNESS:

/s/____________________________           /s/________________________________

/s/____________________________



                                           UNION TEXAS PAKISTAN, INC.
WITNESS:

/s/____________________________            By: /s/__________________________

/s/____________________________

        List of omitted Annexures to Petroleum Concession Agreement dated April 20, 1977 between the President of Pakistan and Union Texas Pakistan, Inc.


Annexure                          Description
- --------                          -----------
I                                 Map of the Subject Area

I-A                               Description of the Subject Area

II                                Form of Licence

III                               Form of Operating Agreement

IV                                Form of Lease

V                                 Concessionary Imports